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                                                                  EXHIBIT 23.3


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

As independent certified public accountants, we hereby consent to the incorporation of our report dated January 18, 1999, except for Note 3, as to which the date is February 21, 2000, with respect to the consolidated balance sheet of Marex.com, Inc. and Subsidiary formerly Affiliated Networks, Inc. and Subsidiary as of December 31, 1998 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years ended December 31, 1998 and 1997 which report appears in the annual report on Form 10-K of Marex.com and Subsidiary formerly Affiliated Networks, Inc. and Subsidiary for the year ended December 31, 1999 and to all references to our Firm included in or made a part of this Registration Statement.


/s/ McClain & Company, L.C.
-----------------------------
McClain & Company, L.C.

Miami, Florida
 May 4, 2000